Exhibit 99.1                                                          Contact:
                                                                 Stacey Yonkus
                                                  Director, Investor Relations
                                                                (212) 885-2512
                                                       investor@asburyauto.com


         Asbury Automotive Group to Present at Raymond James Conference


New York, NY, March 4, 2005 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that President and CEO Kenneth B. Gilman and Senior Vice President and CFO J. Gordon Smith will present at the Raymond James 26th Annual Institutional Investors Conference in Orlando, Florida. The presentation is scheduled for 4:00 p.m. Eastern Time on March 7, 2005.

Asbury will simultaneously broadcast the audio portion of the presentation over the Internet. The webcast may be accessed through a link on the Asbury Automotive Group website at www.asburyauto.com. A replay of the webcast and the presentation slides will be available on the Asbury website for two weeks following the presentation.

About Asbury Automotive Group
Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2004 revenue of approximately $5.3 billion. Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 96 retail auto stores, encompassing 132 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.